Exhibit 23.3

Consent of Independent Auditor

I consent to the reference to my firm under the caption "Experts" and to the use of my reports dated (i) February 24, 2006 with respect to the financial statement of (i) Point Center Mortgage Fund I, LLC; and (ii) Point Center Financial, Inc., all of which are included in the Prospectus of Point Center Mortgage Fund I, LLC which is filed as a part of the Registration Statement on Form S-11, Registration No. 333-118871, for the registration of $500,000,000 of units of limited liability company membership interest.

/s/ James J. Fuchs
James J. Fuchs,
Certified Public Accountant
Costa Mesa, California
September 20, 2006